Exhibit 4.2

AMENDMENT TO COMMON STOCK PURCHASE WARRANT

THIS AMENDMENT TO COMMON STOCK PURCHASE WARRANT (this “Agreement”), dated February 13, 2025 is made by and between Scorpius Holdings, Inc., a Delaware corporation (the “Company”), and [ ] (the “Holder”).

WHEREAS, the Company executed and delivered to the Holder a Common Stock Purchase Warrant to purchase up to [ ] shares of the Company’s common stock, par value $0.0002 per share, dated December 6, 2024 (the “Warrant”); and

WHEREAS, the Company and Holder desire to amend the Warrant as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Warrant.

2. Section 2(b) of the Warrant is hereby amended and restated as follows:

b) Exercise Price. The exercise price per share of Common Stock under this Warrant shall be $0.25, subject to adjustment hereunder (the “Exercise Price”).

3. The definition of “Stockholder Approval” as defined in Section 1 of the Warrant is hereby amended and restated as follows:

 (ll) “Stockholder Approval” means such approval as may be required by the applicable rules and regulations of the NYSE American (or any successor entity) from the stockholders of the Company, as well as approval of the Supplemental Listing Application by NYSE American authorizing the issuance of the shares of the Company’s Common Stock requested by the Company to be issued pursuant the exercise of the Warrants and/or the redemption or conversion of the Notes pursuant to the Securities Purchase Agreement. The Company shall use its reasonable best efforts to obtain all components of the Stockholder Approval. If the Company does not obtain all components of the Stockholder Approval at Meetings prior to the ninetieth (90th) day following the Closing Date, the Company shall call additional Meetings every three (3) months thereafter to seek any remaining components of the Stockholder Approval. If the Company does not obtain all components of the Stockholder Approval at such additional Meetings, the Company shall call a Meeting every three (3) months days thereafter to seek any remaining components of the Stockholder Approval using printed proxy materials until the date that all components of the Stockholder Approval are obtained.

4. For the avoidance of doubt, as of February 13, 2025, the NYSE American has only authorized the issuance of 47,396,667 shares of Common Stock issuable upon conversion of this Warrant and redemption or conversion of the Notes (with 13,388,889 shares of Common Stock allocated to exercise of the Warrants and the remaining shares allocated to conversion of the Notes) and that no shares of Common Stock may be issued to the Holder upon exercise of the Warrants and redemption or conversion of the Notes in excess of 47,396,667 shares until an additional Supplemental Listing Application authorizing the issuance of such shares has been approved by NYSE American.

5. Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Warrant shall remain in full force and effect.

6. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

7. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder.

8. This Agreement shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to principles of conflicts of law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COMPANY:

SCORPIUS HOLDINGS, INC.

By: _________________________________

Name: William Ostrander

Title: Chief Financial Officer

HOLDER:

[ ]

By: _________________________________

Name:

Title: